EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our report dated February 6, 2003, with respect to the consolidated financial statements of SafeNet, Inc. and subsidiaries included in Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2002.

Registration Statements on Form S-8
Name	Registration Number	Date Filed

Common Stock of SafeNet, Inc. issuable upon exercise of options assumed by SafeNet, Inc. in connection with the certain agreement and plan of reorganization by an among SafeNet, Inc., Sapphire Acquisition Corp. and Cylink Corporation date as of October 30, 2002 (the “Merger Agreement”), which were originally issued under the following stock option plans:

Cylink Corporation 2001 Non-Qualified Stock Incentive Plan

Cylink/ARL 1997 Stock Option Plan

Cylink Corporation Amended and Restated 1994 Flexible Stock Incentive Plan	333-103063	February 10, 2003

SafeNet, Inc. 2001 Omnibus Stock Plan, (Formerly 2000 Nonqualified Stock Option Plan)

SafeNet, Inc. Employee Stock Purchase Plan	333-98029	August 13, 2002

SafeNet, Inc. 2001 Omnibus Stock Plan, (Formerly 2000 Nonqualified Stock Option Plan)	333-62584	June 8, 2001

SafeNet, Inc. 2000 Nonqualified Stock Option Plan	333-50772	November 28, 2000

Information Resource Engineering, Inc. 2000 Nonqualified Stock Option Plan	333-43062	August 4, 2000

Information Resource Engineering, Inc. 1999 Employee Stock Option Plan, 1999 Stock Bonus Plan, 1999 Non-Employee Directors Stock Option Plan	333-91877	December 1, 1999

Information Resource Engineering, Inc. Stock Option Plan	333-08343	July 18, 1996

Registration Statements on Form S-3

Registration Number	Date Filed
333-89282	June 18, 2002
333-89282	June 12, 2002
333-89282	May 29, 2002
333-93371	December 22, 1999
333-90237	November 3, 1999
333-04907	May 31, 1996
033-94046	August 18, 1995
033-94046	June 28, 1995

Baltimore, Maryland

April 29, 2003